UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

Amendment No. 1 to

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 19, 2013 (April 4, 2013)
Date of Report (date of earliest event reported)

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AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

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Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 415-6500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

American Realty Capital Properties, Inc. (the “Company”) previously filed a Current Report on Form 8-K on April 19, 2013 (the “Original Form 8-K”) which contained certain information in Item 1.01 – Entry into a Material Definitive Agreement describing the Company’s entrance into a fourth amended and restated investment opportunity allocation agreement (the “Agreement”) with American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation (“ARC DNAV”), American Realty Capital Trust IV, Inc., a Maryland corporation (“ARCT IV”), and American Realty Capital Trust V, Inc., a Maryland corporation (“ARCT V,” and together with the Company, ARC DNAV and ARCT IV, the “ARC Funds”). This Amended Current Report on Form 8-K/A is being filed solely for the purpose of amending the disclosure under Item 1.01 – Entry into a Material Definitive Agreement describing the Agreement in order to more fully explain the purpose of the Agreement in light of ARC’s (defined below) adherence to its industry best practices and pipeline of approximately $1.8 billion of negotiated net lease properties under agreement. No other changes have been made to the Original Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

AR Capital, LLC (“ARC”) directly sponsors the Company and the other ARC Funds, all of which are real estate investment trusts (“REITs”) that invest in net leased commercial real estate. One of those funds, ARCT IV, currently has a portfolio and pipeline consisting of approximately $839.6 million in net lease properties purchased or under agreement. In addition, ARC’s seasoned institutional acquisition team has assembled a pipeline of identified pending net lease acquisitions of approximately $1.8 billion that has been allocated to ARCT IV at a weighted average capitalization rate of 7.90% (calculated by dividing annualized rental income on a straight-line basis by base purchase price) and with a remaining weighted average lease duration of 13.3 years. This exceeds ARCT IV’s targeted total acquisitions of approximately $1.9 billion.

In light of this excess pipeline, ARC DNAV and ARCT IV amended the existing investment opportunity allocation agreement to include the Company (solely with respect to long duration net lease assets) and ARCT V. ARC previously implemented the asset allocation process among ARC-sponsored net lease REITs to ensure industry best practices and facilitate the orderly allocation by each ARC Fund of real estate assets evidenced by the excess pipeline. Each ARC Fund requires that every property acquisition or allocation be approved by a majority of its independent directors.

On April 4, 2013, the Company entered into the Agreement with the other ARC Funds which, among other things, places a priority on allocating each potential freestanding, single-tenant real estate assets net leased to investment grade and other creditworthy tenants with a lease duration of 10 or more years (each a “Proposed Property Acquisition”) to ARCT IV until such time as ARCT IV has substantially completed its acquisitions, which ARCT IV expects to be accomplished within approximately 90 days. This priority would not apply should any acquisitions overly concentrate ARCT IV in a particular industry, geographical region or tenant. The Agreement only applies to the Company with respect to long duration net lease real estate assets and ARC’s acquisition team exclusively provides the Company with medium duration real estate assets.

The Agreement also provides that, after such time as ARCT IV’s priority is lifted and except as may otherwise be agreed upon between the board of directors of the ARC Funds, if the advisor of an ARC Fund determines that one or more Proposed Property Acquisition is appropriate for its ARC Fund, and assuming each ARC Fund has sufficient capital to support such Proposed Property Acquisition, such Proposed Property Acquisition will be submitted to the board of directors of each ARC Fund for a vote on whether to pursue such Proposed Property Acquisition. If the board of directors of more than one ARC Fund approves to pursue such Proposed Property Acquisition, then the acquisitions of such properties will be subject to rotation among the ARC Funds, depending on whether the ARC Funds have sufficient capital to acquire all or some of the Proposed Property Acquisitions and which ARC Fund most recently made a property acquisition.

ARC and its affiliates provide seasoned institutional investment, management, advisory, fund raising, acquisitions and other services to the ARC Funds and in the future will continue to provide certain of these services for which they were or will be, as applicable, paid fees and reimbursed for certain expenses from the ARC Funds, as applicable. Certain executive officers and executive directors of the ARC Funds are principals of ARC. Additionally, certain executive positions at the ARC Funds are occupied by the same individuals. Consistent with ARC’s industry best practices, none of the ARC Funds will share any independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

Date: April 23, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and Chairman of the Board of Directors